UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2018

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting (“Annual Meeting”) of the stockholders of CECO Environmental Corp. (“CECO,” the “Company,” “we,” “us” or “our”) will be held at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254 on June 12, 2018 at 8:30 a.m., Central time, for the following purposes:

1.	to elect eight directors;

2.	to approve, on an advisory basis, the Company’s named executive officer compensation;

3.	to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2018; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 13, 2018, are entitled to notice of and to vote at the Annual Meeting. We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Stockholders for the year ended December 31, 2017, and to vote online or by telephone.

If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the proxy statement.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 27, 2018

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CECO ENVIRONMENTAL CORP.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2018

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “CECO” or the “Company”) of proxies to be voted at the annual meeting of stockholders of the Company to be held at 8:30 a.m., Central time, at 14651 N. Dallas Parkway, Suite 118, Dallas, Texas 75254, on June 12, 2018, or any postponement or adjournment thereof (the “Annual Meeting”). These proxy solicitation materials and CECO’s Annual Report to stockholders for the year ended December 31, 2017, including related financial statements, were first made available to our stockholders entitled to notice of and to vote at the Annual Meeting on or about April 27, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 12, 2018 — our Annual Report to Stockholders, this proxy statement and the related proxy card are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this proxy statement is not incorporated by reference into this proxy statement unless expressly noted.

Who Can Vote

Only stockholders of record at the close of business on April 13, 2018, which we refer to as the record date, are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, there were 34,658,733 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote at the Annual Meeting.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via the Internet. Instructions for voting via the Internet are described on the Notice of Internet Availability of Proxy Materials. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the proxy card. If you request a paper copy of the proxy materials, please mark your choices on the proxy card and then date, sign and return the proxy card at your earliest opportunity pursuant to the instructions on the proxy card.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting. If you need directions to the Annual Meeting, please call us at (214) 357-6181.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the eight nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (approval, on an advisory basis, of the Company’s named executive officer compensation) and Proposal 3 (to ratify the selection of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2018), each requires the favorable vote of the majority of shares represented at the Annual Meeting for approval. Although these votes are advisory in nature and are not binding on the Company, the Board will consider the outcomes of these votes in future deliberations. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

We believe that Proposal 1 (election of directors) and Proposal 2 (approval, on an advisory basis, of the Company’s named executive officer compensation) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 2, but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

We believe that Proposal 3 (ratification of independent auditors) will be considered “routine” and we do not expect any broker non-votes on this matter.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight nominees for director proposed by the Board and set forth herein, FOR the approval, on an advisory basis, of the Company’s named executive officer compensation and FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2018, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be eight and, accordingly, the Board has nominated, upon the recommendation of the Nominations and Governance Committee of the Board, the eight persons identified below to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. The terms of Seth Rudin and Donald A. Wright, who are currently members of the Board, will expire at the Annual Meeting. All nominees are currently CECO directors, except for Mr. Nanda. Mr. Nanda was identified by the Nominations and Governance Committee as a potential director nominee at the recommendation of several directors, including certain members of the Nominations and Governance Committee, who knew of Mr. Nanda and had met him previously. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

All of our director nominees and directors who served during 2017, other than Messrs. DeZwirek, Pollack and Sadlowski, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of CECO and has not engaged in various types of business dealings with us. In addition, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 15, 2018 for each director nominee.

Name	Age	Position with CECO
Jason DeZwirek	47	Chairman of the Board and Director
Dennis Sadlowski	57	Chief Executive Officer and Director
Jonathan Pollack	46	Assistant Secretary and Director
Eric M. Goldberg [2]	48	Director
David B. Liner [1,3]	62	Director
Claudio A. Mannarino [1]	47	Director
Munish Nanda	53	Director Nominee
Valerie Gentile Sachs [2,3]	62	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominations and Governance Committee

The Board believes that the directors and director nominee as a whole will provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current director nominees, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Jason DeZwirek became a director of the Company in February 1994 and Chairman of the Board in May 2013. Previously, he served as Secretary of the Company from February 1998 until September 2013. He also serves as a member of the board of directors of several of the Company’s subsidiaries. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as director of the Company for over 20 years, he also has a breadth of knowledge of the overall issues the Company faces.

Dennis Sadlowski has served as our Chief Executive Officer since June 2017 and as a director since May 2016. Mr. Sadlowski served as Interim Chief Executive Officer and President from February 2017 until his appointment as Chief Executive Officer in June 2017. Previously, he was the Chief Operating Officer of LSG Sky Chefs North America, a provider of food and food-related services for transportation providers, from April 2013 until March 2015. As Chief Operating Officer, Mr. Sadlowski oversaw operations across over 40 locations in North America and managed over 8,000 employees. Previously, Mr. Sadlowski served as the Chief Executive Officer of International Battery, an early stage green tech company focused on large format lithium ion batteries for the grid storage markets, from September 2011 until April 2012. Mr. Sadlowski worked at Siemens from July 2000 to March 2010, serving as the President & Chief Executive Officer of Siemens Energy & Automation, Inc. from July 2007 until October 2009, an operating subsidiary of the global manufacturer Siemens AG, where he had executive accountability for the company’s global strategic direction, operating performance and marketplace success. His responsibilities at Siemens Energy & Automation included overseeing six operating divisions along with a combined sales organization, a number of wholly-owned subsidiaries and over 12,000 employees. Mr. Sadlowski has also previously worked at General Electric and Thomas & Betts. Mr. Sadlowski serves on the board of directors and audit committee of Trojan Battery, a privately-held global leader in deep cycle lead-acid batteries. Mr. Sadlowski earned a Bachelor’s degree in Chemical and Nuclear Engineering from the University of California at Berkeley, and his Master’s Degree in Business Administration from Seattle University.

Mr. Sadlowski blends global strategic leadership capabilities along with operating depth across a variety of long cycle businesses. He has led global executive teams to strong organic growth supplemented with targeted acquisitions. Having served on the board of both private and public companies, Mr. Sadlowski brings a strategic focus to growth and a strong market orientation to the board room. Additionally, as our Chief Executive Officer, he provides the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jonathan Pollack became a director in May 2011 and has served as Assistant Secretary of the Company since May 2012. He is currently the President of JMP Fam Holdings, Inc., an investment and consulting company. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. (TSX:KAB). Prior thereto, he worked in investment banking in New York. Mr. Pollack was formerly a director of Hanfeng Evergreen Inc. (TSX:HF) from November 2010 until February 2013 and then was reappointed to the board of directors in February 2014 and served as the lead director until August 2014. Mr. Pollack was formerly a director of Pinetree Capital Ltd. (TSX:PNP) from February 2014 until April 2015 and was formerly a director of Lifebank Corp. (TSX-V:LBK) from November 2003 until September 2012, where he served on the audit committee and compensation committee. Mr. Pollack received a Master’s of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He sits on the Boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School Foundation.

Mr. Pollack brings over 20 years of financial, strategic and merger and acquisitions expertise to the Board, which will assist the Board as the Company continues to expand its business. He also brings experience serving on the board of directors of other public companies.

Eric M. Goldberg has served as a director of the Company since April 2013. Since 1996, he has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Since 2007, Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, Mr. Goldberg served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings over 20 years of sales, marketing, operations, strategic planning, and legal expertise to the Board, which assists the Board as the Company continues to expand its business.

David B. Liner has served as a director since May 2017. Mr. Liner served as General Counsel, Corporate Secretary and Chief Compliance Officer of Roper Technologies, Inc. (NYSE: ROP) (“Roper Technologies”) from August 2005 until June 2016 and as a Vice President until his retirement in January 2018. Roper Technologies, a component of the S&P 500, designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Mr. Liner helped execute Roper Technologies’ acquisition program, deploying over $5 billion in assets and acquiring over 40 businesses. Prior to joining Roper Technologies, Mr. Liner served as a corporate partner in the Detroit office of Dykema Gossett, a national law firm, where he headed the firm’s automotive industry practice and founded the firm’s China practice. Before that, he was Vice President, General Counsel and Assistant Secretary of Metaldyne Corporation, formerly MascoTech, Inc., a manufacturer of products for the global transportation industry. Mr. Liner earned a Bachelor’s degree from the University of Michigan and his Juris Doctor from Wayne State University Law School.

Mr. Liner brings extensive legal and corporate governance expertise to the Board which will assist the Company as it continues to expand its business and create shareholder value. Having built and led a global corporate compliance and risk program as the General Counsel of a public company, he has developed expertise in areas of governance and compliance which will provide strong support and additional depth to our Board and to the committees on which he may serve. Mr. Liner also brings international experience to our Board, including past international board service.

Claudio A. Mannarino has served as a director since June 2015. He is currently the President of Sette CS Inc., a management consulting firm. Mr. Mannarino served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ: ATNY), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications from June 2014 to November 2015. Mr. Mannarino also served as Senior Vice President, Finance from January 2010 to June 2014 and as Chief Financial Officer and Vice President of Finance from November 2006 to January 2010. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange (“Transcontinental”). Mr. Mannarino holds a Bachelor of Commerce Degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic, and merger and acquisition expertise to the Board, which will assist the Company as CECO expands its business.

Munish Nanda has served as President, Americas & Europe of Watts Water Technologies, Inc. (NYSE: WTS) (“Watts”) since February 2016. Mr. Nanda joined Watts in April 2015 as President, Americas. Watts is a global manufacturer of plumbing, heating and water quality products. Mr. Nanda previously served as President of Control Technologies for ITT Corporation from April 2011 to March 2015. Mr. Nanda also served as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT Corporation, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc. Mr. Nanda graduated with a Bachelors of Engineering in Production Engineering with Honors from Regional Engineering College Tiruchy in India and earned an MBA from Northern Arizona University.

Mr. Nanda brings over 20 years of experience working in senior operational management roles for global industrial manufacturers, which will assist the Company as it continues to grow and streamline its business. Mr. Nanda also brings extensive experience in the fluid handling, energy and niche manufacturing industries.

Valerie Gentile Sachs has served as a director since May 2016. Previously, she was the Vice President, General Counsel and Corporate Secretary of OM Group, Inc., (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies and engineered specialty chemicals from September 2005 through the completion of the sale of the company in November 2015 to Apollo Global

Management. Ms. Sachs had executive responsibility for OM Group’s world-wide Legal, Internal Audit and Environment, Health & Safety operations. Ms. Sachs also served on the Board of Directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel and Secretary at Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. Before that, she was General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. Ms. Sachs earned her bachelor’s degree (B.L.S.—Chemistry), with honors, from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

The Board recommends a vote “FOR” approval of the election of the nominees named herein as directors.

The Board and Its Committees

During the fiscal year ended December 31, 2017, the Board held sixteen meetings. The Board’s policy regarding director attendance at the annual meeting of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors serving at the time attended the 2017 annual meeting. All directors attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the fiscal year ended December 31, 2017. Additionally, the independent directors regularly meet in executive session. The standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominations and Governance Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in Section 3(a) (58) (A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Messrs. Liner, Mannarino and Wright. Mr. Mannarino serves as Chairman of the Audit Committee. The Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held five meetings in 2017.

The primary purpose of the Audit Committee is to assist the Board in its general oversight of CECO’s financial reporting process and approval of the services provided to CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its written charter, a copy of which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Goldberg and Wright and Ms. Sachs, each of whom is an independent director under the applicable NASDAQ listing requirements. Ms. Sachs serves as Chairwoman of the Compensation Committee. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. The Compensation Committee held seven meetings in 2017. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan (the “2017 Incentive Plan”) and the Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Nominations and Governance Committee

Our Nominations and Governance Committee is comprised of Messrs. Liner and Rudin and Ms. Sachs, each of whom is an independent director under the applicable NASDAQ listing requirements. Mr. Liner serves as Chairman of the Nominations and Governance Committee. The Nominations and Governance Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. The Nominations and Governance Committee held four meetings in 2017. The primary purposes of the Nominations and Governance Committee are to identify individuals qualified to become Board members, make recommendations to the Board regarding Board and committee composition and to develop and recommend to the Board corporate governance principles applicable to the Company and oversee the evaluation of the Board and management.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Jason DeZwirek serves as Chairman and Dennis Sadlowski serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of the board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, Jason DeZwirek, the Chief Executive Officer, Dennis Sadlowski, and Jonathan Pollack qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Governance Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing and managing the material risks facing CECO. The Board performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) corporate governance risk to the Nominations and Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company has a standing Nominations and Governance Committee. The Nominations and Governance Committee identifies individuals qualified to become Board members and makes recommendations to the Board regarding Board and committee composition, consistent with the Director Nomination Policy described below, and develops and recommends Board members to the Board for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

The Company’s Bylaws provide stockholders the ability to nominate candidates for election as directors at an annual meeting of stockholders. To be timely, a stockholder’s notice generally must be delivered to or mailed and received by the Corporate Secretary of the Company at the Company’s principal executive offices not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting, subject to adjustment as provided in the Company’s Bylaws in the event of advancement or delay of the Company’s annual meeting. The Company’s Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•	a representation that the stockholder giving the notice is a holder of record of shares of the Company’s voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of the Company’s voting stock required to nominate such nominee or nominees;

•	any derivative interest in the Company’s securities (as such term is defined in the Company’s Bylaws);

•	any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder’s voting power;

•	any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the Company’s stock;

•	any material pending or threatened legal proceeding involving the Company, any of its affiliates or the directors and officers of the Company;

•	any rights to certain dividends on shares of the Company that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of the Company or derivative interests;

•	any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

In addition to the formal procedure set forth in the Company’s Bylaws for the nomination of directors by stockholders, the Nominations and Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to the Board who stockholders submit outside the process in the Company’s Bylaws discussed above. The Nominations and Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by the Board from time to time. The Nominations and Governance Committee will determine whether to interview any candidate.

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, Attention: Secretary.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board, including the Nominations and Governance Committee, include:

•	Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•	The contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to environmental, energy or fluid handling, but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting and legal matters.

Stockholder Communications with Directors

The Board has adopted a process by which stockholders may communicate with the Board for matters other than director nominations. Stockholders who would like to communicate with the Board, or a committee of the Board, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. DeZwirek will forward such communications to the Board at or prior to the next meeting of the Board. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Messrs. Wright and Goldberg and Ms. Sachs. None of the members of the Company’s Compensation Committee that served during 2017 is or has been an officer or employee of the Company. No executive officer of the Company served in the last year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of the Company’s Board or on the Company’s Compensation Committee.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist the Board in following corporate guidelines that serve the best interests of the Company. The Code of Ethics and Corporate Governance Guidelines are posted on our website at www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Ethics for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through the Company’s website is not a part of or incorporated by reference into this proxy statement.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2017, with CECO’s management and has discussed with BDO USA, LLP (“BDO”), CECO’s independent registered public accounting firm, those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

David B. Liner

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of April 13, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding [1]
Jason DeZwirek [2,3] Chairman of the Board and Director 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P IE4	4,187,060	12.07%

Trigran Investments, Inc.[4] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	3,839,974	11.07%

Icarus Investment Corp.[2] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,734,546	7.89%

BlackRock, Inc.[5] 55 East 52nd Street New York, New York 10055	2,409,772	6.95%

J. Luther King, Jr.[6] 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	2,191,767	6.32%

Dimensional Fund Advisors LP [7] Building One 6300 Bee Cave Road Austin, Texas, 78746	1,943,772	5.61%

(1)	Based upon 34,658,733 shares of our common stock outstanding as of April 13, 2018. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of April 13, 2018, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015 and is supplemented by a Form 4 filed with the SEC on November 9, 2017 by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus Investment Corp. (“Icarus”) and has sole voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to Jason DeZwirek in this table.
(3)	Includes shares beneficially owned by Icarus. Please see footnote 2. Includes 9,849 restricted stock units that vest within 60 days of April 13, 2018.
(4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2018. According to the Schedule 13G/A, Trigran Investments, Inc. beneficially owns and has shared dispositive and voting power over all of these shares.
(5)	This information was obtained from a Schedule 13G/A filed with the SEC on January 29, 2018. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns and has sole dispositive power over all of these shares and has sole voting power over 2,343,642 of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.
(6)	This information was obtained from a Schedule 13D/A filed with the SEC on November 27, 2017. According to the Schedule 13D/A, J. Luther King, Jr. beneficially owns and has sole dispositive and voting power over all of these shares, which include shares held by J. Bryan King and certain entities controlled by J. Luther King, Jr. and J. Bryan King.
(7)	This information was obtained from a Schedule 13G filed with the SEC on February 9, 2018. According to the Schedule 13G, Dimensional Fund Advisors LP beneficially owns 1,943,772 of these shares and has sole voting power over 1,843,250 of these shares and sole dispositive power over all of these shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of April 13, 2018, for each named executive officer, director and director nominees and by all executive officers, directors and director nominees of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Total Common Shares Outstanding [1]
Jason DeZwirek [2]	4,187,060	12.07%
Jonathan Pollack [3]	185,544	*
Donald A. Wright [4]	125,144	*
Eric M. Goldberg [5]	35,244	*
Seth Rudin [5]	34,744	*
Dennis Sadlowski [6]	31,993	*
Claudio A. Mannarino [7]	22,244	*
David B. Liner [8]	21,642	*
Valerie Gentile Sachs [9]	17,056	*
Munish Nanda	0	*
Matthew Eckl	9,000	*
Paul Gohr [10]	5,965	*
Jeffrey Lang	0	*
Benton L. Cook	1,100	*
Edward J. Prajzner	0	*
Executive Officers, Directors and Director Nominees as a group (12 persons) [11]	4,676,736	13.44%

*	Less than 1%
(1)	See Note 1 to the prior table.
(2)	See Notes 2 and 3 to the prior table.
(3)	Includes 100,000 vested options and 9,849 restricted stock units that vest within 60 days of April 13, 2018 (“vested RSUs”). Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power and 65,200 shares held by JMP (as defined below), over which Mr. Pollack has sole voting and dispositive power.
(4)	Includes 29,000 vested options and 9,849 vested RSUs.
(5)	Includes 15,000 vested options and 9,849 vested RSUs.
(6)	Includes 17,686 vested RSUs.
(7)	Includes 9,849 vested RSUs.
(8)	Includes 7,642 vested RSUs.
(9)	Includes 9,849 vested RSUs.
(10)	Includes 3,500 vested options and 1,365 vested RSUs.
(11)	Does not include shares beneficially owned by Messrs. Lang, Cook and Prajzner, none of whom are current executive officers, directors or director nominees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2017 were made in a timely manner.

Certain Transactions

Since January 1, 2017, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

We are a party to an oral agreement with Icarus pursuant to which Icarus provides us management consulting services regarding the Company’s corporate policies, marketing, strategic and financial planning, including long and short-term goals, mergers and acquisitions and other business combinations, financing, growth plans and other related matters, for $30,000 per month. In October 2017, this agreement was amended to be $20,000 per month. Icarus is controlled by our Chairman of the Board, Jason DeZwirek. During the fiscal year ended December 31, 2017, we paid fees of $330,000 to Icarus.

We entered into an oral agreement with JMP Fam Holdings, Inc. (“JMP”) in August 2011, under which JMP provides us consulting services consisting of strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions, for $10,000 per month. In October 2017, this agreement was amended to be $6,500 per month. Mr. Pollack, who controls JMP, performs the services on behalf of JMP. We paid JMP $109,500 during the fiscal year ended December 31, 2017.

Executive Compensation

Compensation Discussion and Analysis

Founded in 1966, we are a global leader in industrial air quality and fluid handling serving the energy, industrial and other niche markets. The Company provides innovative technology and application expertise that helps companies grow their businesses with safe, clean and more efficient solutions to help protect our shared environment. The Company serves both established and emerging industries in regions around the world working to improve air quality, optimize the energy value chain, and provide customized engineered solutions in multiple applications that include oil and gas, power generation, water and wastewater, battery production, poly silicon fabrication, chemical and petrochemical processing, along with a wide range of other industries.

2017 was a year of transition for our Company’s executive leadership team. Jeffrey Lang stepped down as Chief Executive Officer (“CEO”), President and a member of the Board as of February 1, 2017. Upon Mr. Lang’s separation, the Board appointed Dennis Sadlowski, then a member of the Board, to serve as interim CEO and President. After a very effective four months of service in this interim role, Mr. Sadlowski was appointed as permanent CEO effective June 9, 2017. Additionally, in January 2017, Matthew Eckl joined us as the Company’s new Chief Financial Officer (“CFO”), and our former CFO, Edward Prajzner, assumed the role of Executive Vice President of Corporate Development. Mr. Prajzner subsequently stepped down from his roles with the Company on July 17, 2017. On May 16, 2017, Paul Gohr was appointed as the Chief Accounting Officer of the Company. Previously, Mr. Gohr served as the Vice President of Financial Reporting of the Company. On December 31, 2017, Benton Cook, our Controller and former Chief Accounting Officer, separated from the Company.

For purposes of this proxy statement, the following individuals are considered our 2017 “named executive officers”:

Named Executive Officer	Title
Jason DeZwirek[1]	Chairman of the Board

Dennis Sadlowski	Chief Executive Officer

Matthew Eckl	Chief Financial Officer

Paul Gohr	Chief Accounting Officer

Jeffrey Lang	Former Chief Executive Officer and President

Edward Prajzner	Former Executive Vice President, Corporate Development

Benton Cook	Former Vice President of Finance and Controller

(1)	In connection with the amendments to the Company’s Bylaws in December 2017, that, among other things, clarify that the Chairman of the Board is not an officer position within the Company, Mr. DeZwirek ceased being deemed an executive officer of the Company and will not be a named executive officer in our proxy statement for our annual meeting to be held in 2019.

Board Composition Changes

We are also undergoing transition in our Board leadership. During 2017, we nominated a new, independent Board member, David Liner, who was elected to the Board at our 2017 annual meeting of shareholders and is the Chairman of our Nominations and Governance Committee. In 2018, the terms of service of two long-term directors (Messrs. Rudin and Wright) will expire at the Annual Meeting. Only one new, independent Board member (Mr. Nanda) has been nominated for election in 2018. Therefore, the Board will be reduced to eight members.

Shareholder Engagement and 2018 Changes to Executive Compensation Program

At our 2017 annual meeting of shareholders, we received approximately 98% approval, based on total votes cast for and against, for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. In 2017, we had direct contact and discussions with shareholders representing greater than 40% of shares outstanding. Our Chairman, CEO, CFO and other directors participated in these discussions and provided shareholder feedback to the Chairs of the Committees of the Board and to the remainder of the Board as a whole. The Compensation Committee considered the 2017 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to the Company’s existing executive pay programs. However, the Compensation Committee did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of the Say-on-Pay vote.

Nonetheless, the Compensation Committee did approve changes to our executive compensation programs in 2017 and 2018, as further described below, to be more market competitive and more closely approximate what we believe are industry best practices. Among those changes were the following:

•	In 2017, we implemented a modified annual cash incentive compensation program for our named executive officers that was comprised of four objective performance targets (or, for Messrs. Gohr and Cook, three objective performance targets and individual, qualitative goals). In contrast to previous years, the program was designed so that no cash incentive compensation was payable unless the Company achieved a threshold operating income goal. Our general goal with this modification was to move to a program in which our named executive officers’ annual incentive opportunities are tied exclusively to financial or operating performance.

•	In 2017, we took steps to help better ensure that Mr. Sadlowski’s target total compensation as CEO was significantly at risk. For 2017, about 60% of his total target compensation was performance-based. For comparison purposes, Mr. Lang’s 2016 total target compensation was about 45% performance-based.

•	In 2018, Mr. Sadlowski’s target total compensation as CEO was set at a level that approximates the 25th percentile of our peer group companies (based on 2015 data), which is in line with where the Company is positioned within that peer group in respect of revenue and certain other financial metrics. However, Mr. Sadlowski and other key executives have an opportunity to earn a greater level of stock compensation if the Company’s performance exceeds the EBITDA targets established for 2020.

•	In 2018, we also modified the metrics used under our annual incentive program, and introduced performance-based RSUs as a vehicle under our long-term incentive program, as further described below. Further, no cash incentive compensation is payable for Messrs. Sadlowski and Eckl unless the Company achieves 100% of target operating income and no cash incentive compensation is payable for other named executive offers and participants unless the Company achieves 90% of target operating income.

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers (other than for Mr. DeZwirek, our Chairman, who receives his compensation pursuant to the related person transaction arrangement with Icarus as described above). It is the responsibility of the Compensation Committee to review and approve (or, as the case may be, recommend to the Board for approval) changes to our executive compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives, and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives, and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, the Board or management.

The day-to-day administration of savings, health, welfare, and paid time-off plans and policies applicable to salaried employees in general is handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

The following discussion and analysis of our 2017 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Policy and Objectives

The principal objectives of our executive compensation program are to attract, motivate, retain and reward highly qualified persons who are committed to the achievement as our executive officers of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company and to align the named executive officers’ interests with those of the Company’s other stockholders. The Compensation Committee seeks to accomplish this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding the overall performance of its named executive officers, when applicable, in line with the ultimate objective of increasing stockholder value. The Compensation Committee generally evaluates compensation against individual performance and external market factors to help ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation for the named executive officers other than our Chairman generally is comprised of a base salary, short-term incentives, and long-term incentives, a portion of which is designed to be earned based on the Company’s financial performance and other factors, including, for certain named executive officers, achievement of non-financial, qualitative goals. However, the Compensation Committee retains discretion to approve individual non-incentive bonuses to reward the individual efforts of named executive officers.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than for our Chairman, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so management does not feel pressured to focus exclusively on short-term gains, which may be to the detriment of long-term stock price appreciation and other business metrics. The variable portions of compensation (cash bonus, short-term incentive and, in some cases, stock, stock-based and option awards) are designed to reward both individual performance and overall corporate performance. Individual performance is qualitatively determined by the Compensation Committee. Company performance is determined based on achievement in operating income, bookings and revenue, working capital and (for certain officers) earnings per share, as further described below. We believe that the variable components of compensation are sufficient to motivate management to produce short- and long-term corporate results while the fixed element is also sufficient such that management is not encouraged to take unnecessary or excessive risks in working to produce such results. During 2016, we conducted a risk review of our 2016 compensation program for all employees. Based on this review, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers in Compensation Decisions

Based on the compensation objectives described above, the Compensation Committee has generally structured the Company’s annual and long-term incentive-based executive compensation with the intent to motivate the named executive officers other than our Chairman to achieve the business goals set by the Company and to reward them for achieving such goals. These goals may include overall Company performance goals and qualitative goals communicated to the individual named executive officer. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the CEO, regarding compensation for the named executive officers other than himself and our Chairman. The Compensation Committee reviews and approves (or, if the situation warrants, recommends to the full Board for approval) all new executive compensation programs, including those for the named executive officers other than our Chairman. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the CEO and other executives as it deems appropriate. The CEO and such other executives as the CEO deems appropriate, including the Chairman, annually review the performance of each of the other named executive officers of the Company, and the CEO’s performance is reviewed by the Compensation Committee and the non-executive members of the Board of Directors. The conclusions reached and recommendations based on these reviews are presented to the Compensation Committee and to the non-executive members of the Board of Directors. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Role of Compensation Consultants in Compensation Decisions

Under its charter, the Compensation Committee has authority to engage such compensation consultants as it deems necessary or appropriate to carry out its responsibilities and to cause the Company to pay the reasonable compensation of such compensation consultants as established by the Compensation Committee.

In 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to advise the Compensation Committee on executive compensation matters. At the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure, and general market trends. More specifically, Meridian provided the Compensation Committee with market and peer group data to give the Compensation Committee context for the Company’s annual incentive plan participants, target award opportunities and the appropriate allocation between financial and qualitative metrics. In addition, Meridian recommended that the Company set annual incentive targets to align with the Company’s short-term business strategy and complement its long-term incentive structure, as well as to be measurable and specific with respect to goals and ranges tied to creating shareholder value. The Compensation Committee considered the advice of Meridian as part of its compensation decision making process for a portion of 2017 compensation, as further described below.

As noted above, the Company engaged Mr. Sadlowski to serve as interim CEO in January 2017. After a thorough internal and external search, and based on his successful tenure as interim CEO, the Company determined that Mr. Sadlowski was best positioned to take on the role of permanent CEO. In connection with Mr. Sadlowski’s appointment, Meridian advised the Compensation Committee on the design of Mr. Sadlowski’s compensation package, including the elements and magnitude of pay.

The Compensation Committee has assessed the independence of Meridian, as required under the NASDAQ listing requirements. The Compensation Committee also has considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian during 2017. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to the Company.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the CEO and the other named executive officers (other than our Chairman) and, based on such evaluation, reviews and approves the annual salary, annual cash incentive, bonus, long-term stock-based compensation, and other material benefits of the CEO and such other named executive officers, subject to the terms of any applicable employment agreements. In determining appropriate base salary levels, subjective consideration is given to the applicable named executive officer’s impact level, scope of responsibility and past accomplishments.

External Pay Comparisons

The Compensation Committee used external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. In 2015, Meridian prepared a list of peer companies with input from members of the Board. This peer group was initially designed to include companies with which we compete for executive talent. The market check peer group was determined to be appropriate again for 2017 and consisted of the following 21 companies:

• Aegion Corporation	• Federal Signal Corporation	• Ormat Technologies, Inc.
• Ameresco, Inc.	• Global Power Equipment Group Inc.	• Powell Industries, Inc.
• Calgon Carbon Corporation	• Graco Inc.	• Preformed Line Products Co.
• Chart Industries, Inc.	• Graham Corporation	• Thermon Group Holdings Inc.
• Circor International, Inc.	• HC2 Holdings, Inc.	• TRC Companies, Inc.
• Douglas Dynamics, Inc.	• Heritage-Crystal Clean Inc.	• US Ecology, Inc.
• Enphase Energy, Inc.	• Lydall, Inc.
• Esco Technologies, Inc.

The market check peer group for 2017 was the same as the market check peer group for 2016 and 2015. Currently, the Company is in the bottom quartile of the peer group in terms of size, based primarily on revenue and market capitalization.

Based on its review of the peer group data and market data and other factors outlined in the Compensation Discussion and Analysis, among other things, Meridian determined that Mr. Sadlowski’s 2018 total target compensation approximates the 25th percentile of the peer group, which is in line with where the Company is positioned within the peer group, as described above.

Stock Ownership Guidelines

Effective August 3, 2016, the Board implemented mandatory stock ownership guidelines for our CEO to further align the interests of the CEO and stockholders. The CEO is required to own shares of our common stock having a value equal to at least five times his base salary. On March 30, 2018, the Compensation Committee approved revised stock ownership guidelines, which require the Company’s named executive officers to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Named Executive Officer	Ownership Requirement (as % of base salary)
Chief Executive Officer	5X
Chief Financial Officer	3X
Other Named Executive Officers	1X

A named executive officer has five years from his or her appointment to a participating position to comply with this requirement. The Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer outright or held in trust for the CEO and his or her immediate family, plus the CEO’s deferred or restricted stock or restricted stock units. The value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date.

Elements of Compensation

Base Salary

The Company provides named executive officers (other than our Chairman) with a base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each applicable named executive officer based on his position and responsibility by taking into account the named executive officer’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors, and the particular base salary is subject to any existing employment agreement with such named executive officer.

Salary levels for the applicable named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. Base salary rates in effect during employment for the named executive officers during 2017 were as follows:

Named Executive Officer	Base Salary
Jason DeZwirek	N/A
Dennis Sadlowski	$575,000
Matthew Eckl	$300,000
Paul Gohr	$192,500
Jeffrey Lang	$575,000
Edward Prajzner	$300,000
Benton Cook	$169,560

None of the named executive officers who were employees in 2016 received a salary increase in 2017, except for Mr. Gohr, whose base salary shown in the table above reflects an increase of $37,635 per year (or approximately 25% of his base salary) on May 16, 2017 in connection with his promotion to Chief Accounting Officer. The base salaries of Messrs. Eckl and Sadlowski were determined based on the factors outlined above and impacted by arms’ length negotiations with such officers in connection with their commencement of employment during 2017.

Cash Incentive Compensation

We believe that a portion of the compensation paid to our named executive officers (other than the Chairman) should be designed to be earned based on our annual performance, so that the executives are appropriately motivated to maximize our operating performance each year. To that end, in 2017 the Compensation Committee approved annual incentive award opportunities for our named executive officers under our annual incentive program. Under the annual incentive program, the Compensation Committee selects the executive officers to participate in the annual incentive program, determines the amounts of awards for each such executive officer, determines the performance goals, and determines whether objectives and conditions for earning awards have been met. The performance goals may consist of both objective financial targets and (for certain named executive officers) personal qualitative performance targets.

Each of our participating named executive officers had a target cash incentive opportunity for 2017 expressed as a percentage of base salary. In 2017, following consultation with Meridian, the Company proposed, the Compensation Committee recommended, and the Board approved, a modification to the annual incentive compensation program to expand the range of payouts for above target performance for certain named executive officers, including by increasing the maximum payout for the CEO and the CFO to 200%. Previously, the CEO and CFO were eligible for a payout of up to 120% of their annual incentive target. Mr. Lang was not a participant in the 2017 cash incentive program as he was no longer employed by the Company at the time performance targets were set. Mr. DeZwirek was not a participant in the 2017 cash incentive program, as he receives his compensation pursuant to the related person transaction arrangement with Icarus, as described above. Target awards and potential payout levels for the participating named executive officers for 2017 are shown in the following table:

Named Executive Officer	Target Cash Incentive Amount ($)	Target Award as a Percentage of Salary	Possible Payout Levels as Percentage of Base Salary
			Threshold	Target	Maximum
Dennis Sadlowski[1]	$575,000	100%	50%	100%	200%
Matthew Eckl	$150,000	50%	50%	100%	200%
Paul Gohr	$66,500	35%	50%	100%	120%
Edward Prajzner	$150,000	50%	50%	100%	150%
Benton Cook	$42,187	25%	50%	100%	120%

(1)	For the period from January 1, 2017 through May 31, 2017, Mr. Sadlowski was entitled to a bonus of $201,644 pursuant to his employment agreement, which amount reflected the bonus for such period that was determined at the discretion of the Compensation Committee under the terms of Mr. Sadlowski’s initial offer letter, as described below. The bonus was negotiated and offered to compensate Mr. Sadlowski for stepping into the CEO role on an interim basis and forgoing other opportunities. The amount of the bonus reflects 100% of the target bonus as the Compensation Committee determined Mr. Sadlowski’s performance met or exceeded expectations with respect to the commencement of strategic review and planning, operational assessment and implementation planning for improvements and employee engagement.

For 2017, in recognition of his promotion to Chief Accounting Officer and his increased responsibilities, Mr. Gohr’s target award was increased from 25% of base salary (which was the applicable target level for his 2016 annual incentive) to 35% of base salary.

Depending on the performance results achieved, actual awards can vary as a percentage of target from a threshold of 50% to a maximum level, as set forth in the table above. For 2017, the Compensation Committee approved the specific performance measures for the 2017 cash incentive program and their relative weightings. If the designated target level for each performance metric is attained, the cash incentive award is designed to pay out at 100% for that metric. The threshold is the lowest level of payout below which no payment is made for the specific component. If performance for a metric is between the identified threshold and target, or target and maximum, the actual payout is determined based on straight-line mathematical interpolation. However, regardless of the actual attainment of any of the individual metrics, the awards were designed so that no payout was to occur if we did not achieve a threshold operating income goal of $46,400,000 for the performance period.

The following performance metrics were selected for the 2017 cash incentive program to drive desired behavior that impacts shareholder value:

•	Bookings and Revenue: Bookings are recorded upon a customer placing an order with the Company and are a representation of the amount of revenue expected from complete performance of firm fixed-price contracts that have not been completed for products and services we expect to substantially deliver within the next 12 to 18 months. Revenue is recognized on the income statement when bookings are executed and revenue, as defined by United States generally accepted accounting principles (“GAAP”), recognition criteria has been met.

•	Non-GAAP Operating Income: The Company calculates non-GAAP operating income as Company GAAP operating income excluding special items. The Company excluded the following special items: (1) legacy design repairs, (2) property, plant and equipment valuation adjustment, (3) amortization and earn out expenses, (4) intangible asset and goodwill impairment, (5) restructuring expenses, (6) executive transition expenses and (7) facility exist expenses.

•	Working Capital as a Percentage of Sales: Working Capital as a Percentage of Sales is calculated by taking total Company working capital divided by the trailing twelve months of total Company sales for each quarter in 2017, where working capital equals (1) trade accounts receivable (2) plus inventory (3) plus costs of excess on uncompleted contracts (4) minus trade accounts payable (5) minus billings of excess on uncompleted contracts. To determine the fiscal year 2017 results, the Company averages each quarter’s calculation for the fiscal year.

•	Non-GAAP Earnings per Share (“EPS”): Non-GAAP EPS is calculated by taking the Company’s non-GAAP net income and dividing by outstanding shares. The Company excludes special items when calculating non-GAAP net income. The Company excluded the following special items when calculating non-GAAP net income: (1) legacy design repairs, (2) property, plant and equipment valuation adjustment, (3) amortization and earnout expenses, (4) intangible asset and goodwill impairment, (5) restructuring expenses, (6) executive transition expenses, (7) facility exist expenses, (8) foreign currency remeasurement and (9) the tax benefit of these special items.

For 2017, the specific corporate performance goals and actual achievements were as follows for Messrs. Sadlowski, Eckl, and Prajzner (dollars in millions, except for EPS):

Metric	Threshold	Target	Maximum	Actual 2017 Results	Weighting	Payout %
(Bookings + Revenue)/2	$396	$440	$484	$339.4	25%	0%
Non-GAAP Operating Income	$46.4	$58	$69.6	$28.3	25%	0%
Working Capital	13.2%	11%	8.8%	13.6%	25%	0%
Non-GAAP EPS	$0.86	$1.07	$1.28	$0.28	25%	0%

For the period from January 1, 2017 through May 31, 2017, Mr. Sadlowski received a bonus of $201,644 pursuant to the terms of Mr. Sadlowski’s initial offer letter, dated January 26, 2017. Only the pro-rata portion of his annual cash incentive opportunity for the period from June 1, 2017 through December 31, 2017 was subject to the performance objectives described in the table above. For such period, Mr. Sadlowski’s pro-rated target award was $337,123.

For 2017, the specific financial performance goals and actual achievements were as follows for Messrs. Cook and Gohr (dollars in millions):

Metric	Threshold	Target	Maximum	Actual 2017 Results	Weighting	Payout %
(Bookings + Revenue)/2	$396	$440	$484	$339.4	30%	0%
Non-GAAP Operating Income	$46.4	$58	$69.6	$28.3	30%	0%
Working Capital	13.2%	11%	8.8%	13.6%	30%	0%

This different structure was used for Messrs. Gohr and Cook to ensure the performance metrics aligned with the primary responsibilities of their departments.

In addition, 10% of the award for each of Messrs. Cook and Gohr could be earned based on the achievement of non-financial, qualitative objectives. For Mr. Gohr, these non-financial objectives were as follows:

•	Adopt financial policies for all of our divisions;

•	Performance of ASC 606 compliance evaluation, document required adjustments for 2018 adoption and prior year disclosures;

•	Reduce closing cycle time by two days for month end and one day for quarter end;

•	Support the financial planning, consolidation, and reporting program election and implementation project with emphasis on consolidation and reporting;

•	Re-organize corporate controllership team and set goals within the corporate finance team to promote team efficiency and accuracy, as well as promote individual growth, including by ensuring direct staff have five to six “SMART” goals established and approved;

•	Develop 12-18 month timeline to implement share service capability for select cycles; and

•	Transition Mr. Prajzner’s governance duties to appropriate corporate personnel.

For Mr. Cook, these non-financial objectives were as follows:

•	Reduce closing cycle time by two days for month end and one day for quarter end;

•	Develop 12-18 month timeline to implement share service capability for select cycles;

•	Promote employee satisfaction and talent development by setting goals within the corporate finance team;

•	Replace the Excel based reporting currently used with a reporting tool with no loss of information;

•	Modify various reports used by top level management to promote clarity and timeliness; and

•	Identify reporting needs by defining the top three potential improvements to the current data set based on feedback from segments and implement at least one of these potential improvements.

In February 2018, the Compensation Committee determined the degree to which the cash incentive award goals for 2017 were achieved, which actual results are highlighted in the tables above. However, because the threshold operating income goal for the performance period was not achieved (actual Non-GAAP operating income achieved was $28.3 million), no payouts were earned under the 2017 annual cash incentive program. However, after consideration of the individual contributions of Mr. Eckl during 2017, including improving the operating calendar and cadence, compliance with The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), executing two credit agreement amendments, promoting transparency between management and the Board, initiating an enterprise resource planning (“ERP”) reduction plan, legal entity optimization plan and implementing several performance management strategies, the Compensation Committee awarded him a discretionary bonus equal to $50,000. Further, after consideration of the individual contributions of Mr. Gohr during 2017, including the roll out of certain financial policies, compliance with Sarbanes-Oxley, the successful implementation of new accounting standards, re-organizing the finance team to promote and align individual and Company growth and the initiation of share service capability for select cycles, the Compensation Committee awarded him a discretionary bonus equal to $30,000. In addition, pursuant to the terms of his employment agreement, Mr. Sadlowski was determined to have earned a bonus payment equal to $201,644 for the period from January 1, 2017 through May 31, 2017, as confirmed and approved by the Compensation Committee pursuant to the terms of Mr. Sadlowski’s interim CEO offer letter, dated January 26, 2017. The non-financial objectives for Mr. Gohr were not evaluated due to the failure to achieve the threshold operating income goal, and Mr. Cook’s non-financial objectives were not evaluated due to his departure from the Company on December 31, 2017.

Other Bonus Payments

In connection with his commencement of employment and in accordance with the terms of his employment agreement with the Company, Mr. Eckl received a bonus payment of $65,000 on January 12, 2017 (as further described below under Potential Payments Upon Termination or Change of Control).

Long-Term Equity Compensation

The Company believes that granting stock-based awards and options from time to time provides named executive officers with a strong economic interest in maximizing stockholder returns over the longer term. The Company also believes that the practice of granting stock-based awards and options from time to time is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Our equity compensation plans have permitted us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The equity compensation plans have been designed to promote the long-term financial interests and growth of the Company by helping attract and retain management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. The Compensation Committee administers our equity compensation plans.

Under the 2017 Incentive Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, restricted stock units (“RSUs”), performance-based awards and certain other awards. The restrictions on awards may lapse based on performance and/or time vesting. In 2017, the Compensation Committee granted time-based non-qualified stock options, time-based RSUs, and performance units to executives and time-based RSUs to directors.

As discussed above, the Board has implemented mandatory stock ownership guidelines for our CEO in 2017 and for other officers and key executives in 2018.

Options

As discussed above, from time to time, we issue options under our equity compensation plans to provide long-term equity compensation to executive officers. The options issued in recent years have consisted of the following awards to our named executive officers.

In connection with his hiring, we granted Mr. Lang options in 2010 to purchase 600,000 shares of our common stock, which options were designed to generally vest over a five-year period. In connection with our acquisition of Met-Pro in August 2013, we granted Mr. Lang options to purchase 400,000 shares of our common stock, which options were designed to generally vest over a five-year period. Mr. Lang exercised 280,000 vested options in March 2017. In connection with his separation from the Company, all of Mr. Lang’s unvested options were forfeited.

Mr. Prajzner received 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which options were designed to generally vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which options were designed to generally vest over a five-year period, 25,000 options to purchase shares of our common stock in May 2014, which options were designed to generally vest over a three-year period, 25,000 options to purchase shares of our common stock in January 2015, which options were designed to generally vest over a five-year period, 25,000 options to purchase shares of our common stock in January 2016, which options were designed to generally vest over a five-year period, and 12,403 options to purchase shares of our common stock in May 2017, which options were designed to generally vest over a four-year period. Mr. Prajzner exercised 5,000 vested options in October 2017. In connection with his separation from the Company, all of Mr. Prajzner’s unvested options were forfeited and the exercise period for all remaining vested options has expired.

Mr. Cook received 3,000 options to purchase shares of our common stock in May 2012, which options were designed to generally vest over a four-year period, 5,000 options to purchase shares of our common stock in November 2012, which options were designed to generally vest over a four-year period, 5,000 options to purchase shares of our common stock in May 2013, which options were designed to generally vest over a four-year period, 15,000 options to purchase shares of our common stock in August 2013 in connection with our acquisition of Met-Pro, which options were designed to generally vest over a five-year period, 10,000 options to purchase shares of our common stock in January 2014, which options were designed to generally vest over a five-year period, 7,500 options to purchase share of our common stock in October 2014, which options were designed to generally vest over a five-year period, and 4,000 options to purchase shares of our common stock in September 2015, which options were designed to generally vest over a four-year period. No options were granted to Mr. Cook in 2016 and 2017 and he exercised 2,000 vested options in March 2018. In connection with his departure from the Company, all of Mr. Cook’s unvested options were forfeited and the exercise period for all remaining vested options expired on March 31, 2018.

Mr. Gohr received 2,500 options to purchase shares of our common stock in October 2014, which options generally vest over a five-year period, and 4,000 options to purchase shares of our common stock in September 2015, which options generally vest over a four-year period.

None of the named executive officers received options in 2017, except for Mr. Prajzner, as described above.

Restricted Stock Units

In addition, after consultation with Meridian and consideration of general market trends, in 2015 the Compensation Committee introduced time-based RSUs and performance-based RSUs into our compensation program.

Mr. DeZwirek received 7,642 time-based RSUs in connection with his service as a director in May 2017, which RSUs generally vest on the one-year anniversary of the grant date.

In connection with his appointment as CEO in June 2017, pursuant to his employment agreement, Mr. Sadlowski received 23,511 time-based RSUs, which RSUs generally vest ratably on an annual basis over a three-year period. Mr. Sadlowski also received 7,642 time-based RSUs in connection with his service as a director in May 2017, which RSUs generally vest on the one-year anniversary of the grant.

In connection with his appointment as CFO in January 2017, pursuant to his employment agreement, Mr. Eckl received 26,000 time-based RSUs, 11,000 of which vest on the second anniversary of the grant and 15,000 of which vest ratably on an annual basis over a five-year period.

In connection with his appointment as Chief Accounting Officer in May 2017, Mr. Gohr received 5,459 time-based RSUs, which generally vest over a four-year period.

Mr. Prajzner received 8,406 time-based RSUs in May 2017. In connection with his departure from the Company, all of Mr. Prajzner’s unvested RSUs, except for 3,125 RSUs vested in September 2017, were forfeited.

Mr. Cook received 4,367 time-based RSUs in May 2017. In connection with his departure from the Company, all of Mr. Cook’s unvested RSUs were forfeited.

No RSUs were granted to Mr. Lang in 2017. In connection his separation from the Company, all of Mr. Lang’s unvested RSUs were forfeited.

Performance Units

In connection with his appointment as CEO in July 2017, pursuant to his employment agreement, Mr. Sadlowski received performance units at a “target” level of $700,000, the payout of which performance units will vary from 0% to 200% of the target award, subject generally to a two-year performance period (which begins on June 10, 2018 and ends on June 10, 2020) and the achievement of stock price performance criteria and objectives established by the Compensation Committee (as set forth in the table below). To the extent earned, the performance units generally vest on the third anniversary of the grant date. If, upon the conclusion of the performance period, our stock price performance is between performance levels, there will be no interpolation between payout levels. For purposes of this award, stock price performance is measured based on the highest average fair market value of our common stock that is attained during any period of 30 consecutive trading days that fall within the performance period.

Performance Level	Stock Price Performance	Performance Units Earned
Below Threshold	Below $12.00	0%
Threshold	$12.00	50%
Target	$15.00	100%
Maximum	$18.00 +	200%

To the extent earned, the performance units are paid in the form of shares of common stock determined by dividing the dollar value of the earned performance units by the highest stock price performance hurdle attained during the performance period ($12.00, $15.00 or $18.00, as applicable), rounded to the nearest whole share. As an example, if at any time during the two-year performance period the stock price is $15 at its highest for 30 consecutive trading days, then the performance units are vested at 100%. At the end of the performance period, Mr. Sadlowski would receive 46,667 shares of common stock, which is the quotient obtained by dividing $700,000 by $15.

Personal Benefits and Perquisites

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites consist of car allowances and payment of life insurance premiums, as applicable, as further described in the 2017 Summary Compensation Table below.

Retirement and Post-Employment Benefits

The Company sponsors a 401(k) retirement plan for our employees (the “401(k) Plan”). Pursuant to the 401(k) Plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 3%, and 50% on the next 3%, of an employee’s compensation for a maximum match of 4.5%. The named executive officers (other than our Chairman) may participate in the 401(k) Plan on the same terms as the rest of our employees. We believe the 401(k) Plan is set at a reasonable level, is highly valued by recipients, has limited cost, is part of a competitive compensation program and is consistent with our overall goal of attracting and retaining qualified employees.

For more information about our equity compensation awards for 2017, see the 2017 Grants of Plan-Based Awards Table and the Outstanding Equity Awards at 2017 Fiscal Year-End Table and the accompanying narratives below.

Agreements with Individual Named Executive Officers

We entered into an employment agreement with Mr. Eckl effective as of January 9, 2017. We entered into an interim offer letter with Mr. Sadlowski on January 26, 2017, and then entered into an employment agreement with Mr. Sadlowski on June 10, 2017 when he was appointed as permanent CEO. These employment agreements and offer letters, as applicable, set forth the basic terms and conditions of employment for such named executive officers, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreements also include customary restrictive covenants and provide for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of these employment agreements reflect the product of arms’ length negotiations between the named executive officers and the Company.

At the beginning of 2017, we were party to an employment agreement with Mr. Lang. However, in connection with Mr. Lang’s separation from the Company, on February 1, 2017 we entered into a Separation Agreement with Mr. Lang pursuant to which the Company provided him certain severance compensation and benefits. In connection with his separation from the Company on July 21, 2017, Mr. Prajzner entered into a separation agreement and release with the Company, pursuant to which the Company provided him certain severance compensation and benefits.

For more information regarding these individual arrangements and the benefits provided thereunder, please see Potential Payments Upon Termination or Change of Control below.

Clawback Policy

In April 2017, our Board adopted a clawback policy. Under the clawback policy, if (1) the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) the Board reasonably in good faith determines that any current or former “Section 16 officer” of the Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then the Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation.

2018 Compensation Decisions

As noted above, for 2018, the Compensation Committee has approved certain changes to the Company’s executive compensation practices. Generally these changes were approved, with the advice of Meridian, to be more market competitive and more closely approximate what we believe are industry best practices.

Under the annual incentive program for 2018, payouts for Messrs. Sadlowski and Eckl will range from 0% of target to a maximum level of 200% of target. However, for all other eligible named executive officers, payouts can range from 0% of target to a maximum level of 150% of target. The performance metrics applicable to 2018 annual incentive awards are revenue, adjusted operating income and adjusted free cash flow. We believe these metrics help inspire and drive desired behaviors and performance. We expect to describe the actual goals associated with these metrics in next year’s proxy statement.

The Compensation Committee also approved a change to the Company’s long-term incentive program for 2018. In particular, stock options will not be granted during 2018 to our named executive officers. Instead, long-term incentive awards will generally consist of time-based RSUs and performance-based RSUs. For Mr. Sadlowski, 70% of the target long-term incentive award value will be allocated to performance-based RSUs, and the remaining 30% will be allocated to time-based RSUs. For Mr. Eckl, the target long-term incentive award value will be allocated evenly between time-based and performance-based RSUs. For Mr. Gohr, 30% of such value will be allocated to performance-based RSUs, and the remaining 70% will be allocated to time-based RSUs. Performance-based RSUs will be subject to an EBITDA metric. This design is intended to help align named executive officer rewards with shareholder interests, and to help create a stronger and more direct connection to success drivers and stock price performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

Eric M. Goldberg

Donald A. Wright

2017 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2017, 2016 and 2015 by our named executive officers, as applicable, for their service to the Company:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Dennis Sadlowski, Chief Executive Officer
	2017	$531,629	$201,644	$471,716	—	$27,526	[4]	$1,232,515
Matthew Eckl, Chief Financial Officer
	2017	$282,693	$115,000	$368,940	—	$199,636	[5]	$966,259
Jason DeZwirek, Chairman of the Board
	2017	—	—	$70,001	—	$330,000	[6]	$400,001
	2016	—	—	$70,006	—	$360,000		$430,006
	2015	—	—	$69,630	—	$360,000		$429,630
Paul Gohr, Chief Accounting Officer
	2017	$176,137	$30,000	$50,004	—	$12,727	[7]	$268,868
Jeffrey Lang, Former Chief Executive Officer and President
	2017	$72,981	—	—	—	$851,804	[8]	$924,785
	2016	$575,000	$575,000	$140,004	—	$32,232		$1,322,236
	2015	$491,166	$781,250	$994,731	—	$27,486		$2,294,633
Edward J. Prajzner, Former Executive Vice President, Corporate Development
	2017	$178,846	—	$76,999	$33,000	$193,490	[9]	$482,335
	2016	$300,730	$144,480	—	$51,853	$24,475		$521,538
	2015	$264,787	$100,000	$118,000	$178,870	$23,956		$685,613
Benton L. Cook, Former Vice President of Finance and Controller
	2017	$168,750	—	$40,002	—	$11,053	[10]	$219,805
	2016	$169,560	$46,540	$32,910	—	$10,977		$259,987
	2015	$151,221	$29,530	$18,880	$11,312	$10,343		$221,286

(1)	For Mr. Sadlowski, includes a cash retainer equal to $14,125 for his service on the Board prior to being appointed as CEO, which amount would have been reported in the “Fees Earned or Paid in Cash” column of the Director Compensation for Fiscal Year 2017 table if Mr. Sadlowski was not a named executive officer.
(2)	For Mr. Sadlowski, this amount reflects a bonus of $201,644 for the period from January 1, 2017 through May 31, 2017 that was paid under the terms of Mr. Sadlowski’s offer letter. For Mr. Eckl, this amount reflects a “sign-on” cash bonus of $65,000 paid to him pursuant to the terms of his employment agreement and a $50,000 discretionary cash bonus approved by the Compensation Committee following the completion of the 2017 fiscal year. For Mr. Gohr, the amount in this column reflects a discretionary cash bonus approved by the Compensation Committee following the completion of the 2017 fiscal year.
(3)	Represents as applicable the aggregate grant date fair value of stock and option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named executive officers. For Mr. Sadlowski’s performance unit award, the value included in this column reflects the probable outcome of the applicable performance conditions. Assuming the highest level of performance is achieved with respect to Mr. Sadlowski’s performance unit award, the value in this column for him would be $1,696,412. The amount reported in this column for Mr. DeZwirek, and $70,001 of the amount reported in this column for Mr. Sadlowski, represent RSUs awarded as compensation for services as a director, and would have been reported in the “Stock Awards” column of the Director Compensation for Fiscal Year 2017 table if Messrs. Sadlowski and DeZwirek were not named executive officers. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(4)	Represents a Company contribution of $15,209 to our 401(k) Plan on behalf of Mr. Sadlowski, $1,471 of insurance premiums paid for term life insurance for his benefit and a $10,846 car allowance.
(5)	Represents a Company contribution of $6,480 to our 401(k) Plan on behalf of Mr. Eckl, $145 of insurance premiums paid for term life insurance for his benefit, a $11,539 car allowance and $181,472 in relocation expenses.
(6)	Represents amount paid to Icarus for Mr. DeZwirek’s services.
(7)	Represents a Company contribution of $6,889 to our 401(k) Plan on behalf of Mr. Gohr, $152 of insurance premiums paid for term life insurance for his benefit and a $5,686 car allowance.
(8)	Represents a Company contribution of $4,515 to our 401(k) Plan on behalf of Mr. Lang, $2,449 of insurance premiums paid for term life insurance for his benefit, a $1,846 car allowance, severance payments of $575,000 pursuant to Mr. Lang’s separation agreement, a cash transition bonus of $250,000 pursuant to Mr. Lang’s separation agreement, a vacation payment of $3,406 and severance medical insurance payments of $14,588. For more information regarding Mr. Lang’s severance compensation, see Potential Payments Upon Termination or Change of Control below.
(9)	Represents a Company contribution of $13,510 to our 401(k) Plan on behalf of Mr. Prajzner, $723 of insurance premiums paid for term life insurance for his benefit, a $9,600 car allowance, severance payments of $150,000 pursuant to Mr. Prajzner’s separation agreement, a vacation payment of $2,631 and severance medical insurance payments of $12,026. For more information regarding Mr. Prajzner’s severance compensation, see Potential Payments Upon Termination or Change of Control below.
(10)	Represents a Company contribution of $9,708 to our 401(k) Plan on behalf of Mr. Cook and $1,345 of insurance premiums paid for term life insurance for his benefit.

2017 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Committee			Maximum	Threshold		Maximum	or Units	Options	Awards	Awards
Name	Date	Action Date	Threshold ($)	Target ($)	($)	(#)	Target (#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)
Dennis Sadlowski			—	$337,123	$674,246	—	—	—	—	—	—	—
	5/16/17	5/16/17	—	—	—	—	—	—	7,642	—	—	$70,001
	6/10/17	6/9/17	—	—	—	—	—	—	23,511	—	—	$226,411
	6/10/17	6/9/17	—	—	—	29,167	46,667	77,778	—	—	—	$175,304
Matthew Eckl			—	$150,000	$300,000	—	—	—	—	—	—	—
	1/11/17	1/11/17	—	—	—	—	—	—	15,000	—	—	$212,850
	1/11/17	1/11/17	—	—	—	—	—	—	11,000	—	—	$156,090
Jason DeZwirek	5/16/17	5/16/17	—	—	—	—	—	—	7,642	—	—	$70,001
Paul Gohr			—	$66,500	$79,800	—	—	—	—	—	—	—
	5/16/17	5/16/17	—	—	—	—	—	—	5,459	—	—	$50,004
Jeffrey Lang	—		—	$575,000	$1,150,000	—	—	—	—	—	—	—
Edward J. Prajzner	—		—	$150,000	$225,000	—	—	—	—	—	—	—
	5/16/17	5/16/17	—	—	—	—	—	—	8,406	—	—	$76,999
	5/16/17	5/16/17	—	—	—	—	—	—	—	12,403	$9.16	$33,000
Benton L. Cook	—		—	$42,187	$50,624	—	—	—	—	—	—	—
	5/16/17	5/16/17				—	—	—	4,367	—	—	$40,002

(1)	The amounts shown in the “Target” and “Maximum” columns consist of annual performance-based cash compensation opportunities for 2017 initially provided to the named executive officers and further described in the Compensation Discussion and Analysis above. The “Threshold” column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to essentially zero. Please see the 2017 Summary Compensation Table for information about cash bonuses paid to these named executive officers.
(2)	The amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the potential common stock payout levels under the performance unit award granted to Mr. Sadlowski in 2017, as further described in the Compensation Discussion and Analysis above.
(3)	The amounts shown in this column consist of RSU awards to Messrs. Sadlowski, Eckl, DeZwirek, Gohr, Prajzner and Cook. For Messrs. Sadlowski and DeZwirek, the awards with grant dates of May 16, 2017 were awarded in connection with their service as a director (for Mr. Sadlowski, prior to his appointment as permanent CEO). Please see the Compensation Discussion and Analysis above for more information about these awards.
(4)	The amount shown in this column reflects an option award to Mr. Prajzner. Please see the Compensation Discussion and Analysis above for more information about this award.
(5)	Represents the grant date fair value of stock awards and option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2017, please see Potential Payments Upon Termination or Change of Control. For information regarding the terms of the awards described in the table above, please see Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2017.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis Sadlowski	—	—		—	—		6,621	[1]	$33,966	[2]	—		—
	—	—		—	—		7,642	[3]	$39,203	[2]	—		—
	—	—		—	—		23,511	[4]	$120,611	[2]	—		—
	—	—		—	—		—		—		29,167	[5]	$149,627	[2]
Matthew Eckl	—	—		—	—		15,000	[6]	$76,950	[2]	—		—
	—	—		—	—		11,000	[7]	$56,430	[2]	—		—
Jason DeZwirek	—	—		—	—		3,688	[8]	$18,919	[2]	—		—
	—	—		—	—		6,621	[1]	$33,966	[2]	—		—
							7,642	[3]	$39,203	[2]
Paul Gohr	1,500	1,000	[9]	$13.08	10/1/19		—		—		—		—
	2,000	2,000	[10]	$9.44	9/4/19		—		—		—		—
	—	—		—	—		5,459	[11]	$28,005	[2]	—		—
	—	—		—	—		1,000	[12]	$5,130	[2]	—		—
							2,400	[13]	$12,312	[2]
Jeffrey Lang	—	—		—	—		—		—		—		—
Edward J. Prajzner	—	—		—	—		—		—		—		—
Benton L. Cook	2,000	—		$1.98	3/31/2018	[14]	—		—		—		—
	4,000	—		$5.26	3/31/2018	[14]	—		—		—		—
	3,000	—		$7.09	3/31/2018	[14]	—		—		—		—
	5,000	—		$9.63	3/31/2018	[14]	—		—		—		—
	5,000	—		$12.05	3/31/2018	[14]	—		—		—		—
	12,000	—		$12.72	3/31/2018	[14]	—		—		—		—
	8,000	—		$15.39	3/31/2018	[14]	—		—		—		—
	4,500	—		$13.08	3/31/2018	[14]	—		—		—		—
	2,000	—		$9.44	3/31/2018	[14]	—		—		—		—

(1)	Represents RSUs that vest in three equal installments on the anniversary date of the grant, commencing May 12, 2018.
(2)	Represents the market value of the awards based on the closing share price of our common stock on December 29, 2017 of $5.13.
(3)	Represents RSUs that vest on the anniversary date of the grant, May 16, 2018.
(4)	Represents RSUs that vest in three equal installments on the anniversary date of the grant, commencing June 10, 2018.
(5)	Reflects the threshold number of performance units that could be earned pursuant to the performance unit award. Please see the Compensation Discussion and Analysis above for more information about this award, including vesting terms.
(6)	3,000 of these RSUs vested on January 11, 2018. The remaining RSUs vest in four equal installments on the anniversary date of the grant, commencing January 11, 2019.
(7)	Represents RSUs that vest in two equal installments on the anniversary date of the grant, commencing January 11, 2018.
(8)	Represents RSUs that vest in two equal installments on the anniversary date of the grant, commencing September 4, 2018.
(9)	Represents options that vest in two equal installments on the anniversary date of the grant, commencing October 1, 2018.
(10)	Represents options that vest in two equal installments on the anniversary date of the grant, commencing September 4, 2018.

(11)	Represents RSUs that vest in four equal installments on the annual anniversary date of the grant, commencing May 16, 2018.
(12)	Represents RSUs that vest on the anniversary date of the grant, September 4, 2018.
(13)	Represents RSUs that vest in four equal installments on the annual anniversary date of the grant, September 8, 2018.
(14)	In connection with his departure from the Company, all of Mr. Cook’s unvested options were forfeited and the exercise period for all remaining vested options expired on March 31, 2018. Please see the Compensation Discussion and Analysis above for more information about these awards.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Dennis Sadlowski	—	—	2,207	$22,600
Matthew Eckl	—	—	—	—
Jason DeZwirek	—	—	4,051	$36,430
Paul Gohr	—	—	1,100	$8,334
Jeffrey Lang	280,000	$1,836,771	—	—
Edward J. Prajzner	—	—	3,125	$23,438
	5,000	$9,094	—	—
Benton L. Cook	—	—	1,100	$8,334

(1)	Calculated based on the difference between the market price of the underlying common stock at exercise and the exercise price of the stock options.
(2)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer serving as one of our employees, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

If a named executive officer’s employment had terminated on December 29, 2017, he would have been entitled to the following amounts based on his then outstanding stock option, RSU and performance unit awards (as applicable) and the closing price of our common stock on such date. Please see Compensation Discussion and Analysis above for more information about the stock option, RSU and performance unit awards (as applicable), and please see Outstanding Equity Awards at Fiscal 2017 Year-End above for information about such awards held by these named executive officers. The following table sets forth amounts that would have been payable to each named executive officer who was serving at the end of 2017 in the event of such a termination of employment. For Messrs. Lang and Prajzner, actual payments received in connection with their separations from the Company are described under Employment and Separation Agreements below. Mr. Cook did not receive any severance compensation or enhanced benefits as a result of his separation from the Company during 2017.

Named Executive Officer	For Cause	Death or Disability[1]	Change in Control[2]	Without Cause or for Good Reason[3]
Dennis Sadlowski	—	$193,781	$1,693,989	$994,293
Matthew Eckl	—	$105,165	$461,801	$461,801
Jason DeZwirek	—	$92,088	$92,088	$92,088
Paul Gohr	—	$45,557	$45,557	$45,557

(1)	The accelerated vesting of all or part of unvested RSU and stock options awards are subject to the discretion of the Board in the event of a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSU and stock options will be accelerated. In the event of death or disability, Mr. Sadlowski’s performance units would generally vest on a pro-rata basis (based on the date of such death or disability) based on actual performance for the full performance period. For the purpose of this disclosure, Mr. Sadlowski’s performance units have a value of $0 because of stock price performance to date.
(2)	This column sets forth the benefits that would be provided in the event of a change in control of the Company. The accelerated vesting of all or part of unvested RSU and stock option awards is generally subject to the discretion of the Board in the event of a change in control, except that Mr. Eckl’s RSUs will vest immediately prior to the closing of a change in control pursuant to the terms of his employment agreement. Mr. Sadlowski’s performance units would generally vest in the event of a change in control based on performance through the date of the change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Sadlowski is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Sadlowski for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control. The amounts in this column for each named executive officer consist of the following:

•	Mr. Sadlowski: a lump sum cash amount equal to base salary ($575,000); a lump sum cash amount equal to a pro-rated annual bonus payment for 2017 ($201,644); the value of COBRA reimbursements for 12 months following employment ($23,564); the value of RSU awards for which vesting is accelerated ($193,781); and the value of performance units for which vesting is accelerated ($700,000).

•	Mr. Eckl: a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year) ($300,000); a lump sum cash amount equal to a pro-rated annual bonus payment for 2017 ($50,000); a lump sum amount equal to the product of 12 multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the officer, his spouse and his dependents ($6,636); and the value of RSU awards for which vesting is accelerated ($105,165).

•	Mr. DeZwirek: the value of RSU awards for which vesting is accelerated ($98,088).

•	Mr. Gohr: the value of RSU awards for which vesting is accelerated ($45,557).

(3)	This column sets forth the benefits that would be provided in the event of a termination by the Company other than for “cause,” death or disability or by the officer for “good reason” (other than in connection with a change in control). The accelerated vesting of all or part of unvested RSUs and stock option awards are subject to the discretion of the Board in the event of termination. For the purposes of this disclosure, we have assumed that all outstanding RSUs and stock options will be accelerated. For the purpose of this disclosure, Mr. Sadlowski’s performance units have a value of $0 because of stock price performance to date. The amounts in this column for each named executive officer consist of the following:

•	Mr. Sadlowski: a lump sum cash amount equal to base salary ($575,000); a lump sum cash amount equal to a pro-rated annual bonus payment for 2017 ($201,644); the value of COBRA reimbursements for 12 months following employment ($23,564); and the value of RSU awards for which vesting is accelerated ($193,781).

•	Mr. Eckl: a lump sum cash amount equal to base salary ($300,000); a lump sum cash amount equal to a pro-rated annual bonus payment for 2017 ($50,000); a lump sum amount equal to the product of 12 multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the officer, his spouse and his dependents ($6,636); and the value of RSU awards for which vesting is accelerated ($105,165).

•	Mr. DeZwirek: the value of RSU awards for which vesting is accelerated ($98,088).

•	Mr. Gohr: the value of RSU awards for which vesting is accelerated ($45,557).

Employment and Separation Agreements

During 2017, of the named executive officers, only Messrs. Sadlowski, Eckl and Lang had employment agreements with the Company.

As of January 9, 2017, the Company entered into an employment agreement with Mr. Eckl. The material terms of the employment agreement are as follows:

•	initial annual base salary of $300,000, which base salary would be increased to $335,000 for 2018, and then reviewed by the Company at least annually for any increase;

•	initial target annual bonus opportunity equal to 50% of annual base salary, which target bonus opportunity would increase to 55% of annual base salary for 2018, and then be reviewed by the Compensation Committee and approved annually thereafter;

•	a one-time bonus of $65,000 (less any annual bonus amount Mr. Eckl received from his prior employer with respect to 2016), which bonus was paid to him on January 12, 2017;

•	subject to approval by the Compensation Committee, an initial award of 15,000 RSUs in January 2017, and an award of 20,000 RSUs in or about January 2018, which RSUs will generally vest (subject to continued employment) in five equal installments on each of the first five anniversary dates of the applicable grant dates of such awards;

•	an additional initial award of 11,000 RSUs in January 2017, which RSUs will generally vest (subject to continued employment) in two equal installments on each of the first two anniversary dates of the grant date of such award;

•	a monthly car allowance of $1,000; and

•	participation in the employee benefit plans, programs and policies for senior executives of the Company.

In connection with his assumption of the role of interim CEO, the Company entered into an offer letter with Mr. Sadlowski on January 26, 2017, which offer letter established his initial compensation terms, including a base salary of $575,000, a discretionary cash bonus opportunity targeted at 100% of base salary (with the ultimate amount of such bonus determined at the end of the term based on the Compensation Committee’s subjective evaluation of Mr. Sadlowski’s performance), and an award of RSUs at least equal to the number received by each of the Company’s non-employee directors in connection with the Company’s 2017 annual meeting of stockholders (which RSUs generally vest in four equal annual installments beginning on the first anniversary of the grant date). In connection with his appointment as permanent CEO on June 9, 2017,

Mr. Sadlowski entered into an employment agreement with the Company. The material terms of the employment agreement are as follows:

•	initial annual base salary of $575,000, which base salary will be reviewed by the Company at least annually for any increase;

•	eligibility to earn a cash bonus for 2017 as follows: (1) for the period up to May 31, 2017, $201,644 (representing the discretionary cash bonus earned under his prior offer letter); and (2) for the remainder of the 2017 calendar year (the “Stub Period”), eligibility to earn, based on achievement with respect to the applicable performance criteria established by the Compensation Committee, an additional bonus amount with a target opportunity equal to 100% of the portion of his base salary actually earned during the Stub Period and a maximum opportunity equal to 200% of such amount;

•	for each calendar year after 2017 ending during the term of the employment agreement, the opportunity to earn, based on achievement with respect to the applicable performance criteria established by the Compensation Committee, an annual cash bonus with a target bonus opportunity equal to no less than 100% of his base salary and a maximum bonus opportunity equal to no less than 200% of his base salary;

•	the following initial long-term incentive awards:

•	time-based RSUs with a grant date value (as determined by the Compensation Committee) equal to $300,000 (but subtracting 7,642 from the number of shares subject to the award as so calculated, representing the number of RSUs granted to Mr. Sadlowski on May 16, 2017 in connection with his service as a member of the Board), which award will generally vest, subject to continued employment, in three substantially equal installments on each of the first three anniversaries of the grant date; and

•	a grant of performance units with a grant date “target” value (as determined by the Compensation Committee) equal to $700,000, the payout of which will vary from 0% of the target award to 200% of the target award, subject generally to a three-year performance period and performance criteria and objectives established by the Compensation Committee;

•	for calendar years after 2017 during the term of the employment agreement, eligibility for market-competitive annual awards under the Company’s long-term incentive compensation arrangements as reasonably determined by the Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with the Company’s policies and the applicable award agreements and incentive compensation plans under which such awards may be granted; and

•	participation in the employee benefit plans, programs and policies for senior executives of the Company.

The employment agreements with Mr. Sadlowski and Mr. Eckl also provide that if the officer’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or by the officer for “good reason” (as defined in the employment agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) a lump sum cash amount equal to the product of 12, multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the officer, his spouse and his dependents (or, for Mr. Sadlowski, reimbursement of monthly COBRA payments for up to 12 months after termination).

In the event of a “change in control” (as defined in Mr. Eckl’s employment agreement) of the Company, if Mr. Eckl is not offered employment with the successor entity or purchaser as CFO with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, in lieu of the amount described in (1) above, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year). Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

Pursuant to their employment agreements, Mr. Eckl and Mr. Sadlowski are also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. The Employment Agreement also includes a customary indemnification provision. Mr. Sadlowski’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of Mr. Sadlowski’s employment.

In February 2010, the Compensation Committee approved an Employment Agreement with Mr. Lang that set forth the basic terms and conditions of his employment, which agreement was extended until February 15, 2018 on September 3, 2015. Pursuant to his Employment Agreement, either the Company or Mr. Lang could terminate his Employment Agreement at any time without cause, although Mr. Lang had to give 60 days’ notice of such termination. “Cause” under the Employment Agreement included, among other items, willful and material breach of the terms of the Employment Agreement by Mr. Lang, conviction of a felony or certain misdemeanors, and his failure to perform his duties as lawfully directed by the Board, subject to a cure period. If the Company terminated Mr. Lang without cause, provided he remained in compliance with the restrictive covenants under his employment agreement and executed a general release of claims in favor of the Company, he would have generally been entitled to (in addition to certain accrued compensation and other benefits) continued base salary and medical benefits for twelve months, plus an annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. In addition, vested stock options held by Mr. Lang would remain exercisable for a period of 90 days following the termination date. If Mr. Lang’s employment had been terminated due to his death or disability (as defined in the Employment Agreement), Mr. Lang would have been entitled to three months continued base salary, subject to continued compliance with the restrictive covenants under the employment agreement. If in addition, there was a change in control of the Company (as defined in the CECO Environmental Corp. 2007 Equity Incentive Plan) and Mr. Lang was not offered employment as CEO with a compensation package equal to or better than his base salary and bonus under his Employment Agreement, then Mr. Lang was to resign and would have been entitled to a lump sum on the date of the change in control equal to his annual base salary plus his bonus in an amount equal to the same percentage of his base salary as the bonus, if any, that he received for the most recently ended fiscal year.

In connection with Mr. Lang stepping down as CEO, President and Director, the Company and Mr. Lang entered into a separation agreement on February 1, 2017. The Separation Agreement provides that Mr. Lang is entitled to the benefits under his employment agreement with the Company for a termination without cause, plus a lump sum transition bonus payment of $250,000. The other compensation under the severance provisions of Mr. Lang’s employment agreement consist of 12 months of continued base salary payments ($575,000), continued medical benefits under the Company’s current medical plans for up to 12 months (estimated to be $14,588) and payment of an annual bonus for the 2016 fiscal year ($575,000), which annual bonus was already earned at the time of Mr. Lang’s termination. All of Mr. Lang’s unvested RSUs and stock option awards were forfeited in accordance with the applicable equity plan and applicable award agreements. See Outstanding Equity Awards at Fiscal 2017 Year-End above for more information on Mr. Lang’s stock option and RSU holdings. The separation agreement specifically provides that the restrictive covenants under Mr. Lang’s employment agreement will survive his termination of employment, and includes a non-disparagement provision. Pursuant to the separation agreement, before any shares of the Company’s stock that Mr. Lang acquires upon exercise of a Company stock option may be sold or transferred by Mr. Lang, the Company will have a right of first refusal to purchase such shares upon the terms and conditions further described in the separation agreement.

In connection with his separation from the Company on July 21, 2017, Mr. Prajzner entered into a separation agreement and release with the Company. Pursuant to the agreement, in exchange for Mr. Prajzner’s general release of claims, the Company agreed to provide the following compensation and benefits to Mr. Prajzner (in addition to certain accrued compensation and benefits): (1) an amount equal to $150,000, payable in substantially equal installments over a period of six months after the separation date; (2) subject to Mr. Prajzner’s timely election of COBRA coverage under the Company’s medical, dental, vision and prescription drug plans, payment by the Company of 100% of the COBRA premiums on behalf of Mr. Prajzner (and his eligible dependents, if applicable) for up to six months following the separation date (estimated to be $12,026); and (3) immediate vesting of 3,125 RSUs that were initially scheduled to vest on September 4, 2017 (valued at $23,438). The separation agreement includes an acknowledgement that Mr. Prajzner will continue to be bound by his confidentiality, non-competition, non-solicitation and other obligations under his restrictive covenant agreement with the Company, and that the Company’s obligation to pay the severance amounts will cease if Mr. Prajzner breaches any of his obligations under the restrictive covenants agreement. The separation agreement also includes non-disparagement provisions in favor of the Company.

In connection with his separation from the Company on December 31, 2017, Mr. Cook did not enter into a separation agreement and release with the Company. Mr. Cook did not receive compensation and benefits post-employment except for those earned on an as needed, consulting basis.

Chief Executive Officer Pay Ratio

For 2017, the ratio of the annual total compensation of Mr. Sadlowski, our CEO who was serving in such capacity on November 30, 2017 (“CEO Compensation”), to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than Mr. Sadlowski) (“Median Annual Compensation”), was 26 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was November 30, 2017 (the “Determination Date”).

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $1,253,000. As further discussed above, Mr. Sadlowski began serving as our interim CEO on February 1, 2017, and then served from June 9, 2017 through the end of 2017 as our permanent CEO. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Sadlowski under the “2017 Summary Compensation Table” for 2017, annualized based on Mr. Sadlowski’s period of service during 2017 and reasonable estimates regarding the composition of Mr. Sadlowski’s compensation that would have been applicable if Mr. Sadlowski had been employed by us for all of 2017.

For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $48,900, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we measured compensation for the period beginning on January 1, 2017 and ending on November 30, 2017 for 923 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of the Determination Date (except as described below and other than Mr. Sadlowski). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes approximately 28 non-U.S. employees (consisting of approximately 14 employees in England, 10 employees in Singapore, 2 employees in Mexico and 2 employees in India, or collectively approximately 3% of our total workforce of 951 employees) and does not exclude any employees of businesses acquired by us or combined with us. This compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were Company contributions to 401(k) plans. Further, we annualized compensation but did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

Director Compensation for Fiscal Year 2017

The following table provides information on 2017 compensation for each of our directors who are not named executive officers and who served during 2017. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)		Total ($)
Eric M. Goldberg	$45,000	$70,001	$1,007		$116,008
Claudio A. Mannarino	$75,000	$70,001	$1,007		$146,008
Jonathan Pollack	$45,000	$70,001	$110,507	[3]	$225,508
Seth Rudin	$45,000	$70,001	$1,007		$116,008
Valerie Gentile Sachs	$56,264	$70,001	—		$126,265
Donald A. Wright	$52,528	$70,001	$1,007		$123,536
David B. Liner	$28,146	$70,001	—		$98,147

(1)	Represents the grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The RSU awards are unvested and represent all outstanding RSU awards to our directors in 2017. The aggregate number of RSU awards held by each of our directors, who are not named executive officers as of December 31, 2017 are as follows: Mr. Goldberg – 17,951, Mr. Mannarino – 17,951, Mr. Pollack – 17,951, Mr. Liner – 7,642, Mr. Rudin – 17,951, Ms. Sachs – 14,263 and Mr. Wright – 17,951. The aggregate number of option awards held by each of our directors, who are not named executive officers as of December 31, 2017 are as follows: Mr. Goldberg – 15,000, Mr. Mannarino – 0, Mr. Pollack – 103,000, Mr. Liner – 0, Mr. Rudin – 15,000, Ms. Sachs – 0 and Mr. Wright – 29,000.
(2)	Amounts in this column are inclusive of dividend equivalent payments on RSUs awards in connection with the dividend we paid in September 2017.
(3)	Includes amount paid to JMP for consulting services. See Certain Transactions above for more information.

Directors who are named executive officers of the Company do not receive any additional compensation for their services as directors, except as described below.

During 2017, the non-employee directors received an annual retainer of $45,000, which was paid quarterly. The chairperson of the Audit Committee received an annual retainer of $75,000. The chairperson of the Compensation Committee and Nominations and Governance Committee received an annual retainer of $60,000. Non-employee directors who were not a chairperson of a committee received an annual retainer of $45,000. Mr. Sadlowski, who currently serves as our CEO, received a retainer of $14,125 for his service on the Board until being appointed CEO.

All of the directors – including our Chairman – also received service-based RSUs in 2017 in lieu of meeting fees. The Compensation Committee determined that issuing RSUs in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted RSUs covering 7,642 shares of common stock in May 2017 to each of the non-management directors serving at that time. The RSUs generally vest on the one year anniversary of the grant. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings.

Effective August 3, 2016, the Board implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to at least three times the non-management director’s regular annual cash retainer. Non-management directors shall have three years from the later of August 3, 2016 or his or her election or appointment to the Board to attain such ownership levels. The Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the non-management director and his or her immediate family, plus a non-management director’s deferred or restricted stock or equivalent units. The value of a share shall be measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

PROPOSAL 2

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we are including in this proxy statement a separate resolution to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers. Consistent with our stockholders’ preference as indicated at our 2013 annual meeting of stockholders, our stockholders are given an opportunity for advisory approval of the Company’s executive compensation on an annual basis. Therefore, we expect that our stockholders will next have the opportunity to vote on the advisory approval of the Company’s executive compensation at the 2019 annual meeting of stockholders.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in CECO Environmental Corp.’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative disclosure.”

This vote is advisory, and therefore non-binding. In considering their vote, stockholders are encouraged to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which discusses the Company’s compensation policies and procedures, and the compensation for the Company’s named executive officers for the fiscal year ended December 31, 2017. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful Company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval.

The Board recommends that stockholders vote “FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation described in the compensation tables and the narrative discussion of this proxy statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board has appointed BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2018. BDO has served as our independent registered public accounting firm since September 2008.

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

A representative of BDO is not expected to be present at the Annual Meeting. Although stockholder approval of the selection of BDO is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by BDO for the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$1,966,872	$2,020,282
Audit-Related Fees	$3,000	$3,250
Tax Fees	$30,496	$37,909
All Other Fees	—	—

Total	$2,000,368	$2,061,441

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, proxy statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. None of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

The Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm of CECO for fiscal year 2018.

ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of our proxy materials for the Annual Meeting will be sent to any stockholder without charge upon written or oral request addressed to CECO Environmental Corp., to the attention of the Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC, without exhibits, upon written request to the address above.

Stockholder Proposals for 2019 Annual Meeting

A stockholder who would like a proposal considered for inclusion in the Company’s proxy statement relating to the Company’s 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by the Corporate Secretary of the Company no later than December 28, 2018 and must otherwise comply with Rule 14a-8, Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2019 annual meeting must be received by the Company between February 12, 2019 and March 14, 2019. If, however, the date of the 2019 annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. Such proposals must be addressed to the Secretary of the Company at 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Jason DeZwirek
Jason DeZwirek
Chairman of the Board of Directors

April 27, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

June 12, 2018

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Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 12, 2018

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Jason DeZwirek ¡ Eric M. Goldberg ¡ David B. Liner ¡ Claudio A. Mannarino ¡ Munish Nanda ¡ Jonathan Pollack ¡ Valerie Gentile Sachs ¡ Dennis Sadlowski		2. To approve, on an advisory basis, the Company’s named excutive officer compensation.	☐	☐	☐
				3. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To transact such other business as may properly come before the meeting or any adjournments thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.